EXHIBIT 11.  STATEMENT RE: COMPUTATION OF EARNINGS PER
                    SHARE ON PRIMARY AND FULLY DILUTED BASES
                                   (Unaudited)

                     Eli Lilly and Company and Subsidiaries

                                        Three Months        Nine Months
                                    Ended September 30,  Ended September 30,
                                     1996         1995    1996        1995
                                     -------------------------------------
                                          (Dollars in millions except
                                                per-share data)
                                             (Shares in thousands)

 PRIMARY:
 Net income ................       $415.6    $1,228.0   $1,150.5   $1,948.3

 Preferred stock dividends .          (.9)        -         (2.6)       -

 Adjusted net income .......       $414.7    $1,228.0   $1,147.9   $1,948.3

 Average number of common shares
    outstanding ............       546,466     573,074   546,686    576,588

 Add incremental shares:
   Stock plans and contingent
      payments ............         11,140      8,454     12,581      7,822

 Adjusted average shares ...       557,606     581,528    559,267    584,410

 Primary earnings per share          $0.74       $2.11     $2.05      $3.33

 FULLY DILUTED:

 Net income                         $415.6   $1,228.0   $1,150.5  $1,948.3

 Preferred stock dividends .           (.9)     -           (2.6)      -

 Adjusted net income .......        $414.7   $1,228.0   $1,147.9  $1,948.3

 Average number of common shares
    outstanding ............       546,466    573,074    546,686   576,588

 Add incremental shares:
    Stock plans and contingent
      payments ............         12,804     10,496    15,027     11,884

 Adjusted average shares ..        559,270    583,570   561,713    588,472

 Fully diluted earnings
    per share ..............         $0.74      $2.10     $2.04      $3.31

            Common stock equivalents are not materially dilutive and, accordingly, have not been considered in the
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